Exhibit 99

Authorization Form

EVERGREENBANCORP INC.

DIVIDEND REINVESTMENT PLAN

Please Read Carefully Before Signing	THIS IS NOT A PROXY

By completing, signing and returning this form:

(1) You authorize EvergreenBancorp, Inc. (the “Company”) to pay to Registrar and Transfer Company (“R&T”) for your account all cash dividends payable on the number of shares specified by you on the reverse side of this Authorization Form of the common shares of the Company registered in your name or credited to your account under the Dividend Reinvestment Plan, as described in the Prospectus which you received with this card.

(2) You appoint R&T, the Plan Administrator, under the terms and conditions of the Dividend Reinvestment Plan, as your agent to receive all of your cash dividends as described under Item 1 above, and to see that such dividends are used to purchase common shares of the Company as provided in the Dividend Reinvestment Plan.

(3) You represent that your principal residence is as set forth below. You agree to notify R&T promptly if your state or country of residence changes.

You may revoke this authorization at any time by notifying R&T in writing of your desire to terminate your participation in the Dividend Reinvestment Plan.

Authorization and Enrollment

Yes, I would like to participate in the Dividend Reinvestment Plan and hereby appoint R&T as my agent. I hereby instruct the Company to pay to R&T, as my agent, all cash dividends payable on the shares of common shares of the Company registered in my name or credited to my account under the Dividend Reinvestment Plan as specified.

___________________	______________________________	______________________________
Date	Signature of Shareholder	State or country of residence

___________________	______________________________	______________________________
Date	Signature of Shareholder	State or country of residence

Please print or type below information exactly as it appears on your share certificate(s), proxy or dividend check:

Name(s)

(1) First Name            Middle Initial            Last Name                            (Area Code) Phone Number

(2) First Name            Middle Initial            Last Name                            (Area Code) Phone Number

Home Address:                                               Number and Street

City                        State                                     Country                                         Zip Code

Social Security Number(s) (1)                                             (2)

(See Reverse Side for Additional Information)

Return this form only if you wish to participate in the Dividend Reinvestment Plan. All owners of joint registration must sign. When signing as trustee, guardian, executor, administrator or corporate officer, please give your full title.

Check One Box Only

Full Dividend Reinvestment	Partial Dividend Reinvestment

☐ I wish to reinvest all dividends on all shares of common stock now or hereafter registered in my name.	☐ I wish to reinvest dividends on only shares registered in my name. I understand that subsequent dividends on all shares credited to my Plan account will automatically be reinvested.